EXHIBIT 5

LAW OFFICES

Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
1700 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

September 5, 2003

Board of Directors
The Rowe Companies
1650 Tysons Boulevard, Suite 710
McLean, Virginia 22102

Members of the Board:

            We have acted as counsel to The Rowe Companies, a Nevada corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 1,300,000 shares of the Corporation's common stock, par value $1.00 per share ("Common Stock"), to be offered pursuant to the 2003 Stock Option and Incentive Plan of the Corporation (the "Plan").

            In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Corporation's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

             Based upon the foregoing, it is our opinion that:

  The shares of Common Stock being so registered have been duly authorized.

  The shares of Common Stock to be offered by the Company will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

            We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SILVER, FREEDMAN & TAFF, L.L.P.